Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 5, 2008, with respect to the consolidated balance sheet of Metalsa, S. de R.L. and subsidiaries as of December 31, 2007, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for the year then ended, and to the reference to our firm under the heading “Experts”, incorporated by reference in this Registration Statement on Form S-8 of Tower Automotive LLC to be converted as described therein to a corporation named Tower International, Inc.

Our audit report refers to the adoption of provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109, as of January 1, 2007, and to the adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2007.

KPMG Cárdenas Dosal, S.C

/s/ Jaime García Garcíatorres
Jaime García Garcíatorres

Monterrey, N.L., Mexico
October 13, 2010